SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 6, 2004

ESCO TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in Charter)

Missouri	1-10596	43-1554045

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8888 Ladue Road, Suite 200, St. Louis, Missouri	63124-2056

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 314-213-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information set forth under ITEM 2.03 of this report on Form 8-K is hereby incorporated in ITEM 1.01 by reference.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

     On October 6, 2004, ESCO Technologies Inc. (the “Company”) entered into a $100,000,000 five-year revolving credit facility, dated as of October 6, 2004, among the Company, Wells Fargo Bank, National Association as swingline lender, offshore currency fronting lender, letter of credit issuer, administrative agent and sole lead arranger, and certain financial institutions named therein (the “Credit Facility”). The Credit Facility is secured by the unlimited guaranty of the Company’s material U.S. domestic subsidiaries and the pledge of 65% of the share equity of each of the Company’s material foreign subsidiaries. The Credit Facility replaces the Company’s $60 million revolving credit facility that would otherwise have matured in April 2005. In addition to loans drawn down by the Company, certain of the foreign subsidiaries of the Company, subject to certain limits and restrictions, may from time to time draw down loans under the Credit Facility. The loans made to a foreign subsidiary of the Company under the Credit Facility are guaranteed by the Company and its material U.S. domestic subsidiaries. The U.S. Dollar equivalent of all loans and letter of credit obligations under the Credit Facility denominated in certain foreign currencies may not exceed $30,000,000 in the aggregate at any time.

     The Company intends to use the Credit Facility to finance permitted acquisitions, permitted repurchases of its outstanding capital stock, permitted dividends, and for general corporate and working capital purposes. Interest on loans under the Credit Facility may be calculated at the U.S. prime rate or at a spread over LIBOR, at the Company’s election. In addition, the Company will pay a commitment fee on the unused portion of the Credit Facility and certain other fees. Interest on loans under the Credit Facility that accrue at the U.S. prime rate will be due and payable on the last day of each March, June, September and December and on October 6, 2009 or such earlier date as all of the lenders’ commitments shall terminate (the “Commitment Termination Date”). Interest on loans that accrue at a LIBOR rate will be due and payable on the last day of the applicable interest period or, if an interest period is in excess of three months, on the date that is three months after the beginning of the interest period and on the last day of the interest period and on the Commitment Termination Date. The principal balance of loans shall be due and payable in full on the Commitment Termination Date. The Company may also borrow under the Credit Facility in the form of one or more letters of credit or swing-line loans, subject, among other things, to the Company’s payment of applicable fees.

     The Credit Facility imposes various restrictions on the Company, including usual and customary limitations on the ability of the Company or any of its subsidiaries to incur debt, to grant liens upon their assets, and to enter into certain consolidations, mergers, and sales and transfers of assets. In addition, so long as any amounts remain outstanding or unpaid under the Credit Facility, the Company must maintain a minimum net worth, a minimum EBITDA (as measured on a rolling four quarter basis), and may not exceed a stated funded debt to EBITDA (as measured on a rolling four quarter basis) ratio. The Credit Facility includes usual and customary events of default for facilities of this nature (with customary grace periods, as applicable) and provides that, upon the occurrence of an event of default, payment of all amounts payable under the Credit Facility may be accelerated and/or the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Facility shall automatically become immediately due and payable, and the lenders’ commitments shall automatically terminate.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESCO TECHNOLOGIES INC.

Dated: October 11, 2004	By:	/s/ G.E. Muenster
G.E. Muenster
Vice President and Chief Financial Officer